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                                                                    EXHIBIT 12.1

                                  JSCE, INC.
         CALCULATION OF HISTORICAL RATIOS OF EARNINGS TO FIXED CHARGES

                                                                      Year Ended December 31,
                                                       --------------------------------------------------
                                                        1999       1998       1997       1996       1995
                                                       --------------------------------------------------
                                                                   (Dollar amounts in millions)
Income (loss) from continuing operations before
       income taxes, extraordinary item and
       cumulative effect of accounting change          $  462     $ (279)    $  (22)    $  132     $  370

Add (deduct):
       Minority interest share of income (loss)                                                         2
       Equity in loss of affiliate                         (1)
       Interest expense (a)                               227        196        196        198        235
       Interest component of rental expense                12         13         12         12         12
                                                       --------------------------------------------------
Earnings available for fixed charges                   $  700     $  (70)    $  186     $  342     $  619
                                                       ==================================================
Fixed Charges:
       Interest expense (a)                            $  227     $  196     $  196     $  198     $  235
       Capitalized interest                                 3          2          5          3          3
       Interest component of rental expense                12         13         12         12         12
                                                       --------------------------------------------------
            Total fixed charges                        $  242     $  211     $  213     $  213     $  250
                                                       ==================================================

 Ratio of earnings to fixed charges                      2.89         (b)        (b)      1.60       2.49
                                                       ==================================================

(a) Interest expense includes amortization of debt issuance cost of $10 million in 1999, $8 million in 1998, $11 million in 1997, $13 million in 1996 and $14 million in 1995.
(b) For the years ended December 31, 1998 and 1997, earnings were inadequate to cover fixed charges by $281 million and $27 million, respectively.